Investor Contacts: Rusty Cloutier
  President & CEO or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

FOR IMMEDIATE RELEASE: CORRECTION OF RECORD DATE AND PAYMENT DATE FOR CASH DIVIDEND ON COMMON STOCK

LAFAYETTE, LA., August 1, 2014/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) announced a correction to the record date and payment date for the cash dividend on its common stock that was previously announced.

On July 28, 2014, MidSouth announced that a cash dividend was declared on its common stock in the amount of nine cents ($.09) per share.  The common stock dividend will be paid on October 1, 2014 to shareholders of record as of the close of business on September 15, 2014. MidSouth’s prior press release incorrectly stated that the common stock dividend would be paid on November 3, 2014 to shareholders of record on October 15, 2014.  The other information that was included in MidSouth’s prior press release on July 28, 2014 was correctly reported, including the information regarding the declaration of a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C, payable on October 15, 2014 to shareholders of record as of the close of business on October 1, 2014.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2014. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” MidSouth’s Series C Preferred Stock is quoted on the OTC Bulletin Board ("OTCBB") under the ticker symbol MSLXP.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 60 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.